SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             NORTH BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                              March 15, 1999



Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of North Bancshares, Inc. (the "Company"), I cordially invite you to attend the Company's Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held at 10:00 a.m., local time, on April 28, 1999 at the Chicago Historical Society, located at 1601
N. Clark Street, Chicago, Illinois.

         At the Meeting, stockholders are being asked to elect three directors, to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ended December 31, 1999 and to vote on a resolution proposed by a stockholder. Your Board of Directors unanimously recommends that you vote FOR the director nominees named herein and FOR the ratification of the appointment of independent auditors. Your Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal.

         Whether or not you plan to attend, PLEASE READ THE ENCLOSED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This action will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

         Thank you for your attention to this important matter.

                                        Very truly yours,




                                        Mary Ann Hass
                                        Chairman of the Board

                             NORTH BANCSHARES, INC.
                              100 West North Avenue
                             Chicago, Illinois 60610
                                 (312) 664-4320

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 28, 1999


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of North Bancshares, Inc. ("North Bancshares" or the "Company") will be held at the Chicago Historical Society, located at 1601 North Clark Street, Chicago, Illinois at 10:00 a.m., local time, on April 28, 1999.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.


         The Meeting is for the purpose of considering and acting upon:

1.       The election of three directors of the Company;

2. The ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 1999;

3. A stockholder proposal concerning the creation of a special committee of the Board of Directors;

and such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to properly come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record as of the close of business on March 1, 1999 are the stockholders entitled to vote at the Meeting, and any adjournments or postponements thereof.

         You are requested to complete and sign the enclosed Proxy Card which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                        By Order of the Board of Directors



                                        Mary Ann Hass
                                        Chairman of the Board


Chicago, Illinois
March 15, 1999

--------------------------------------------------------------------------------

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                             NORTH BANCSHARES, INC.
                              100 West North Avenue
                             Chicago, Illinois 60610
                                 (312) 664-4320

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 28, 1999


         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of North Bancshares, Inc. ("North Bancshares" or the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the Chicago Historical Society, located at 1601 North Clark Street, Chicago, Illinois, on April 28, 1999, at 10:00 a.m., local time, and all adjournments and postponements of the Meeting. The accompanying Notice of Meeting and form of proxy and this Proxy Statement are first being mailed to stockholders on or about March 15, 1999. Certain of the information provided herein relates to North Federal Savings Bank ("North Federal" or the "Bank"), a wholly owned subsidiary of the Company.

         At the Meeting, stockholders of the Company are being asked to consider and vote upon (i) the election of three directors of the Company, (ii) a proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and (iii) a stockholder proposal concerning the creation of a special committee of the Board of Directors (the "Stockholder Proposal").

VOTE REQUIRED AND PROXY INFORMATION

         All shares of the Company's common stock, par value $.01 per share ("Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted FOR the nominees named herein, FOR the ratification of the appointment of the independent auditors and AGAINST the Stockholder Proposal. The Company does not know of any other matters that may properly come before the Meeting. If any other matters should properly come before the Meeting or any adjournment or postponement thereof, the holders of proxies acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         Directors shall be elected by a plurality of the votes cast in person or by proxy at the Meeting. In all matters other than the election of directors, the affirmative vote of the majority of the votes cast on the matter shall be the act of the stockholders. Proxies marked to abstain with respect to a proposal will have the same effect as votes against the proposal. Votes withheld (for the election of directors) and broker non-votes will have no effect on the vote. One-third of the shares of the Company's Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

         A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Victor E. Caputo, Secretary, North Bancshares, Inc., 100 West North Avenue, Chicago, Illinois 60610-1399.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Stockholders of record as of the close of business on March 1, 1999 will be entitled to one vote for each share then held. As of that date, the Company had 1,258,585 shares of Common Stock issued and outstanding. The following table sets forth information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Company's Common Stock; and (ii) all directors and officers of the Company and the Bank as a group. For information regarding share ownership by the directors of the Company, see "Election of Directors."

        Beneficial Owner            Shares Beneficially Owned   Percent of Class
--------------------------------    -------------------------   ----------------

North Bancshares, Inc.(1)                   155,432                  12.35%
Employee Stock Ownership Plan
100 West North Avenue
Chicago, Illinois   60610

Mary Ann Hass/Elmer L. Hass(2)              114,383                   9.01
100 West North Avenue
Chicago, Illinois  60610

Robert H. Rusher(3)                          95,234                   7.42
100 West North Avenue
Chicago, Illinois  60610

Joseph A. Graber (4)                         76,182                   5.96
100 West North Avenue
Chicago, Illinois 60610

Directors and executive officers            381,853                  28.33
of the Company and the Bank as a
group (11 persons)(5)


------------------------

(1) The amount reported represents shares held by the Company's Employee Stock Ownership Plan ("ESOP"), 96,081 of which were allocated to accounts of participants. John P. Koch, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants. Pursuant to the terms of the ESOP, participants have the right to direct the voting of shares allocated to their accounts. Unallocated shares held by the ESOP are voted by the plan trustee in the same proportion that participants direct the allocated shares to be voted.

(2) Includes shares held directly, jointly with family members, in a retirement account of either individual or allocated to the ESOP account of Mrs. Hass, and 10,414 shares subject to options granted under the 1993 Stock Option and Incentive Plan ("Stock Option Plan") which are currently exercisable or which will become exercisable within 60 days of March 1, 1999. The Hasses are husband and wife. Mr. and Mrs. Hass are deemed to beneficially own all shares held either directly or indirectly by either individual.

(3) Includes shares held directly and jointly with family members, as well as 25,658 shares subject to options granted under the Stock Option Plan which are currently exercisable or which will become exercisable within 60 days of March 1, 1999.

(4) Includes shares held directly and jointly with family members, as well as 19,747 shares subject to options granted under the Stock Option Plan which are currently exercisable or which will become exercisable within 60 days of March 1, 1999.

(5) Includes shares held directly, as well as jointly with family members, and shares held in retirement accounts, allocated to ESOP accounts, held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have shared or sole voting and/or investment power. This amount includes 89,397 shares in the aggregate subject to options granted under the Stock Option Plan which are currently exercisable or which will become exercisable within 60 days of March 1, 1999.

                            I. ELECTION OF DIRECTORS

GENERAL

         The Company's Board of Directors currently consists of seven members. The Board is divided into three classes, each of which contains approximately one-third of the members of the Board. Approximately one-third of the directors are elected annually. Directors are elected to serve for a three-year period or until their respective successors are qualified and elected. The Board of Directors voted to expand the Board from six to seven members in September 1998 and appointed Frank J. Donati to the newly created directorship.

         The table below sets forth certain information regarding the composition of the Company's Board of Directors, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

                                                                                  SHARES OF
                                                                                  COMMON STOCK
                                                                                  BENEFICIALLY       PERCENT
                                POSITION(S) HELD            DIRECTOR    TERM TO   OWNED AT              OF
      NAME           AGE(1)      IN THE COMPANY             SINCE(2)    EXPIRE    MARCH 1, 1999(3)   CLASS(3)
----------------     ------     ----------------            --------    -------   ----------------   --------

                                             NOMINEES
Robert H. Rusher       70       Director                      1993       1999           95,234         7.42%

Elmer L. Hass          70       Director                      1968       1999          114,383         9.01

Frank J. Donati        46       Director                      1998       1999            3,500         0.28

                                  DIRECTORS CONTINUING IN OFFICE

James L. Ferstel       71       Director                      1983       2000           37,229         2.93

Gregory W. Rose        39       Director                      1997       2000            5,250         0.42

Mary Ann Hass          66       Chairman of the Board         1962       2001          114,383         9.01

Joseph A. Graber       48       Director, President and       1993       2001           76,182         5.96
                                Chief Executive Officer

-----------------------

(1)  At December 31, 1998.

(2)  Includes service as a director of the Bank.

(3) Amounts include shares held directly and jointly with family members, as well as shares held in retirement accounts, allocated to the ESOP accounts of the named individuals, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. Amounts also include 10,414 shares subject to options granted to Messrs. Ferstel and Hass, 2,500 shares subject to options granted to Mr. Donati and 3,750, 25,658 and 19,747 shares subject to options granted to Messrs. Rose, Rusher and Graber, respectively, which are currently exercisable or which will become exercisable within 60 days of March 1, 1999.

(4) Mr. and Mrs. Hass may be deemed to beneficially own all shares held directly or indirectly by each other.

         The business experience of each director of the Company is set forth below. All directors have held their present position for at least five years unless otherwise indicated.

         ROBERT H. RUSHER - Mr. Rusher retired in 1995 after serving as President and Chief Operating Officer of the Company since its formation in 1993, and President and Chief Operating Officer of the Bank since 1992. He was elected to the Board of Directors in 1960 while serving as attorney to the Bank, and was appointed an Advisory Director in 1979. Before beginning his career with the Bank, Mr. Rusher was an associate with the law firm of Koch & Koch and a partner in the firm of Eley, Rusher and Koch. Mr. Rusher also served on the Board of Directors of Chicagoland Association of Savings Institutions and the Lincoln Park Conservation Association. Mr. Rusher is the brother-in-law of Mrs. Hass.

         ELMER L. HASS - Mr. Hass was employed as a foreman by Cragin Metal Products, Inc. from 1955 until his retirement on November 30, 1993. Mr. Hass is Mrs. Hass' husband.

         FRANK J. DONATI - Mr. Donati is the President of Donati Financial Services, Inc., a consulting firm to financial institutions and corporations. Prior to forming this company, Mr. Donati was Senior Vice President of Finance at Bell Bancorp, Inc., the $1.9 billion holding company of Bell Federal Savings, Chicago, Illinois. He also previously held the position of Senior Vice President, Chief Financial Officer and Treasurer at United Savings of America and he was a senior audit manager at KPMG LLP. Mr. Donati is a graduate of DePaul University and a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

         JAMES L. FERSTEL - Mr. Ferstel has been a practicing attorney in the Chicago area since 1952.

         GREGORY W. ROSE - Mr. Rose is an owner, director and managing partner of Monarch Tool and Die Company and STAG Real Estate Holdings.

         MARY ANN HASS - Mrs. Hass has served as Chairman of the Board of the Company since its incorporation in 1993, and as Chairman of the Board of the Bank since 1968. She served as Chief Executive Officer of the Company from its incorporation in 1993 until her retirement in July 31, 1998 and Chief Executive Officer of the Bank from 1968 until July 31, 1998. She has served in various capacities since beginning her career with the Bank in 1950. Mrs. Hass has served on the Board of Directors of the Illinois League of Financial Institutions; the Board of Trustees of the Latin School of Chicago; the Board of Directors of the New City YMCA, formerly known as ISHAM YMCA. She is also a past Chairman and Director of the Chicagoland Association of Savings Institutions; past President and Director of the Federal Savings and Loan Council of Illinois; and past President and Director of the Lincoln Park Chamber of Commerce. She also has served on the Board of Directors and the Supervisory Committee of the Norwood Park Catholic Credit Union. Mrs. Hass served on the Resource Development Committee of the Neighborhood Housing Services of Chicago, Inc. and is a member of The Economic Club of Chicago. Mrs. Hass has also served on the Publications Committee and the Housing Finance Development Committees of the International Union of Housing Finance Institutions. Mrs. Hass is the wife of Director Elmer
L. Hass and sister-in-law of Director Robert H. Rusher.

         JOSEPH A. GRABER - Mr. Graber was appointed Chief Executive Officer of the Company and the Bank on August 1, 1998. Mr. Graber was appointed President of the Company and the Bank in 1995 after serving as Executive Vice President and Corporate Secretary of the Company since its formation in 1993, and Executive Vice President, Corporate Secretary and Advisory Director of the Bank since 1992. Mr. Graber also has served as

Assistant Controller, Branch Manager, Vice President and Senior Vice President during his tenure with the Bank, which began in 1972. Mr. Graber serves on the Board of Directors of the Lincoln Park Chamber of Commerce. He also serves on the Board of the Friends of the Near North Library. Mr. Graber was also appointed to serve on the Citizens Advisory Council for the Community Area Resident Economic Center. Mr. Graber is a member of the Executives' Club of Chicago and a past President of the Wilmette Kiwanis Club and has served on the Board of Directors of the Wilmette Chamber of Commerce. He was also Trustee of the Chicago Savings and Trust Forum and Chairman of the Lincoln Park Unit of the American Cancer Society.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         MEETINGS AND COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS. The Company's Board of Directors meets as needed upon the written request of the Chairman of the Board or at least three directors. The Board of Directors met eleven times during fiscal 1998. During fiscal 1998, no incumbent director of the Company attended fewer than 75% of the total number of Board meetings held while he or she was a director and the total number of meetings held by the committees of the Board of Directors on which he or she served during the period that he or she served.

         The Board of Directors of the Company has standing Audit, Compensation and Allocation and Executive Committees.

         The Audit Committee recommends independent auditors to the Board, reviews the results of the auditors' services, reviews with management the systems of internal control and internal audit reports and ensures that the books and records of the Company are kept in accordance with applicable accounting principles and standards. The members of the Audit Committee are Messrs. Rusher, Ferstel and Rose. This committee met two times during the fiscal year ended December 31, 1998.

         The Compensation and Allocation Committee is composed of Messrs. Ferstel, Hass and Rose. This committee administers the Company's Stock Option Plan and the Recognition and Retention Plan, and reviews compensation and benefit matters. This committee met two times during the fiscal year ended December 31, 1998.

         The Executive Committee is composed of Mrs. Hass and Messrs. Graber and Rusher. To the extent authorized by the Board of Directors and the Company's Bylaws, this committee exercises all of the authority of the Board of Directors between Board Meetings. Specifically, the committee works with senior management to accomplish the goals and objectives of the Company, and to formulate future business strategies. The Executive Committee met once during the year ended December 31, 1998.

         The Nominating Committee is composed of Messrs. Graber, Rose and Ferstel and is responsible for selecting nominees for election as directors. The Nominating Committee met once during fiscal 1998. While the nominating committee will consider nominees recommended by stockholders, the Nominating Committee has not actively solicited such recommendations.

         MEETINGS AND COMMITTEES OF THE BANK'S BOARD OF DIRECTORS. The Bank's Board of Directors meets monthly and may have additional special meetings upon the written request of the Chairman of the Board or at least three directors. The Bank's Board of Directors met 13 times during the year ended December 31, 1998. During fiscal 1998, no incumbent director of the Bank attended fewer than 75% of the total number of Board meetings held while he or she was a director and the total number of meetings held by the committees of the Board of Directors on which he or she served during the period he or she served.

         The Bank has standing Asset-Liability Risk Management, Compensation and Allocation, Community Reinvestment Act ("CRA"), Executive, Interest Rate and Loan Committees.

         The Asset-Liability Risk Management Committee evaluates the Bank's assets and liabilities and identifies problem assets. The committee also considers investment recommendations and determines actions to be taken thereon. The current members of this committee are Mr. Graber, Victor E. Caputo, Executive Vice President and Secretary of the Company and the Bank, Martin W. Trofimuk, Vice President and Treasurer of the Company and the Bank and D. Robert Harless, Assistant Vice President and Controller of the Bank. This committee held four meetings during the year ended December 31, 1998.

          The Compensation and Allocation Committee establishes the salaries of Bank personnel and reviews other compensation and benefit matters. Messrs. Ferstel, Rose and Hass are the current members of the Compensation and Allocation Committee. This committee met three times during fiscal 1998.

         The CRA Committee reviews the Bank's CRA Statement and the Bank's general overall compliance with the requirements of the CRA and makes recommendations to the Board on changes to the CRA Statement. The CRA Committee is composed of Mr. Graber and John K. Taylor, Vice President of the Bank. This committee met once during fiscal 1998.

         The Bank's Executive Committee exercises the powers of the full Board of Directors between Board meetings, except that this committee does not have the authority of the Board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of the Bank. The Executive Committee is composed of Mrs. Hass and Messrs. Graber and Rusher. The Executive Committee met once during the year ended December 31, 1998.

         The Interest Rate Committee manages the Bank's interest rate risk and sets the interest rates paid by the Bank. The committee consists of Messrs. Graber, Caputo, Trofimuk and Ms. Karla Lauer, Vice President of the Bank, and meets once per week.

         The Loan Committee reviews and evaluates loans and approves loans and loan commitments, within the guidelines established by the Board. The current members of this committee are Messrs. Graber, Caputo, Taylor and Harless. The Loan Committee met as necessary to approve loan applications, review loan policies and set interest rates during the year ended December 31, 1998.

DIRECTOR COMPENSATION

         The Bank's directors and advisory directors were each paid an annual retainer fee of $9,600 and an additional fee of $300 for each meeting of the Bank's Board of Directors attended during fiscal 1998. The Company's directors are paid a fee of $250 for each meeting of the Company's Board attended unless such meeting is held immediately following a meeting of the Bank's Board of Directors, in which case no fee is paid for the Company Board meeting.

         Upon his appointment to the Board of Directors in September 1998, Director Frank J. Donati was awarded an immediately exercisable option to purchase 2,500 shares of Common Stock at an exercise price of $11.50 per share (the market value per share of the Common Stock on the date of grant).

EXECUTIVE COMPENSATION

         The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons unless and until it becomes actively involved in the operation or acquisition of businesses other than the Bank.

         The following table sets forth information regarding compensation for fiscal 1998 paid by the Bank to Joseph A. Graber, the Company's and the Bank's current President and Chief Executive Officer, and Mary Ann Hass, who retired as the Company's and the Bank's President and Chief Executive Officer on July 31, 1998 (the "named executive officers"). There were no other executive officers whose salary and bonus for fiscal 1998 exceeded $100,000.


                                            SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------
                          ANNUAL COMPENSATION                                   LONG TERM COMPENSATION
                         -----------------------------------------------   -------------------------------
                                                                                   AWARDS          PAYOUTS
                                                                           ---------------------   -------
                                                                           RESTRICTED
                                                            OTHER ANNUAL     STOCK      OPTIONS/     LTIP       ALL OTHER
  NAME AND PRINCIPAL                 SALARY       BONUS     COMPENSATION    AWARD(S)      SARs     PAYOUTS    COMPENSATION
       POSITION          YEAR        ($)(1)        ($)         ($)(4)         ($)         (#)        ($)         ($)(6)
---------------------    -----------------------------------------------   -----------------------------------------------
Joseph A. Graber         1998       $119,167    $   --         $  --         $  --      7,000(5)      --        $31,377
President and Chief
Executive Officer        1997        $95,800     4,075(2)         --            --         --         --         34,811

                         1996        $90,050        --            --            --         --         --         24,686
---------------------    -------------------------------------------------------------------------------------------------
Mary Ann Hass            1998        $94,466    $6,383(2)         --            --         --         --         $1,953
Chairman and Retired
President and Chief      1997        136,800     3,190(3)         --            --         --         --         54,715
Executive Officer
                         1996        127,350     7,068(3)         --            --         --         --         37,622

(1) Includes director's fees of $13,750, $12,800 and $11,350 for fiscal 1998, 1997 and 1996, respectively for each of Mr. Graber and Mrs. Hass.

(2) For Mr. Graber, represents a service award. For Mrs. Hass, represents a service award and a payment in lieu of pension plan contributions.

(3)      Represents a payment in lieu of pension plan contributions.

(4) Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.

(5) For additional information regarding this award, see the table below captioned "Option Grants in Last Fiscal Year."

(6) Represents the dollar value of term life insurance premiums paid by the Bank and contributions to accounts under the ESOP, respectively, as follows: Mr. Graber (i) 1998 - $502 and $30,875; (ii) 1997 - $348 and
         $34,463; and (iii) 1996 - $348 and $24,337. Mrs. Hass (i) 1998 - $1,953
         and none; (ii) 1997 - $2,520 and $52,195; and (iii) 1996 - $1,404 and
         $36,218.

         The following table sets forth certain information concerning grants of stock options made to the named executive officers during fiscal 1998 pursuant to the Stock Option Plan. No stock appreciation rights were granted to the named executive officers in fiscal 1998.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                        -----------------------------------------------------------
                         NUMBER OF       % OF TOTAL
                           SHARES         OPTIONS
                         UNDERLYING      GRANTED TO       PER SHARE
                          OPTIONS       EMPLOYEES IN       EXERCISE      EXPIRATION
                          GRANTED       FISCAL YEAR         PRICE           DATE
                        -----------     -------------     ---------      ----------
Joseph A. Graber           7,000             70%            $14.50         7/17/08

Mary Ann Hass                 --             --                 --              --

         The following table provides information as to stock options exercised by the named executive officers during fiscal 1998 and the value of the options held by the named executive officers on December 31, 1998.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                  OPTION VALUES

                                                                                          VALUE OF
                                                            NUMBER OF                   UNEXERCISED
                                                           UNEXERCISED                  IN-THE-MONEY
                                                            OPTIONS AT                   OPTIONS AT
                                                            FY-END(#)                   FY-END($)(1)
                                                  ---------------------------   ---------------------------
                          SHARES        VALUE
       NAME              ACQUIRED      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ON EXERCISE(#)     ($)          (#)            (#)            ($)            ($)
----------------      --------------   --------   -----------   -------------   -----------   -------------
Joseph A. Graber           4,000       $19,320       18,000           --          $61,426         $  --

Mary Ann Hass             37,072       $358,493          --           --               --            --

(1) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options held based upon the option exercise price of $6.67 per share for 8,496 shares, $7.75 per share for 2,504 shares, and $14.56 per share for 7,000 shares, and the closing price per share of the Common Stock on December 31, 1998 of $12.50, as reported on the Nasdaq National Market.

EMPLOYMENT AGREEMENTS

         The Bank has entered into employment agreements with Messrs. Graber, Caputo and Trofimuk. The employment agreements are designed to assist the Bank and the Company in maintaining a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of their officers. The employment agreements provide for an annual base salary in an amount not less than the employee's then current salary and an initial term of three years with respect to Messrs. Graber and Caputo, and one year with respect to Mr. Trofimuk. The agreements provide for an extension of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreements, subject to a performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreements provide for termination upon the employee's death, for cause or in certain events specified by Office of Thrift Supervision regulations. The employment agreements are also terminable by the employee upon 90 days notice to the Bank.

         The employment agreements provide for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation with respect to Messrs. Graber and Caputo, and up to 100% of base compensation with respect to Mr. Trofimuk, in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control or within 12 months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended, to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 4. Such events are generally triggered prior to the acquisition or control of 10% of the Company's Common Stock. The agreements guarantee participation in an equitable manner in employee benefits applicable to executive personnel.

         Based on their current salaries, if the employment of Messrs. Graber, Caputo and Trofimuk had been terminated as of December 31, 1998, under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of approximately $360,000 $262,000 and $55,500, respectively.

CERTAIN TRANSACTIONS

         The Bank has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. All loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers and directors must be approved by a majority of the disinterested directors and loans to other officers and employees must be approved by the Bank's Loan Committee. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Bank. Federal law currently requires that all loans to directors and executive officers be made on terms and conditions comparable to those for similar transactions with non-affiliates. As required under Federal law, all loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Company's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         The Bank has made several loans to its directors and officers, or certain family members or affiliates thereof, in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with other persons and which did not involve more than the normal risk of collectibility or present other unfavorable features or which complied with applicable rules concerning loans to such persons in effect at the time when the loans were made.

                 II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has renewed the Company's arrangement for KPMG LLP to be its auditors for the 1999 fiscal year, subject to the ratification of the appointment by the Company's stockholders. A representative of KPMG LLP is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he so desires.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                            III. STOCKHOLDER PROPOSAL

         Management receives suggestions and proposals throughout the year from stockholders, customers of the Company and others. Such proposals are welcomed, and management seeks to assure that its views on the action it proposes to take in their implementation or rejection are communicated to the proponent. Some proposals from stockholders are presented to the Company in the form of resolutions, and they may be adopted and implemented by management after review with and agreement by their proponents, and therefore, need not be presented to the stockholders. Other resolutions from stockholders, like the one presented below, are properly presented to the Company, but are regarded by management as not being in the best interests of the Company or its stockholders, and are presented in the proxy materials to the stockholders for a vote as required by law.

         The name and address and the number of shares held by the stockholder submitting the following proposal will be furnished by the Company to any person either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

PROPOSED RESOLUTION

         "RESOLVED, that the shareholders of North Bancshares, Inc. hereby recommend that the Board of Directors appoint a special committee, for the purpose of soliciting, reviewing and negotiating offers to acquire North Bancshares, Inc. on terms that are fair and in the best interests of all of the shareholders of North Bancshares, Inc. The special committee should consist of all directors except those who are current or former officers of North Bancshares, Inc. or who are related by blood or marriage to a current or former officer of North Bancshares, Inc."

SUPPORTING STATEMENT

         "Proponent believes that, in view of the poor historical returns of the company , the devastatingly negative return on investment to shareholders over the last year and the lack of an effective plan to improve performance in the future, the best method of enhancing and maximizing shareholder value is the creation of a committee of independent directors to actively explore the possibility of the sale of the company. Proponent states that in the four years that North Bancshares, Inc., has been a stockholder-owned company, return on equity, return on assets and the market value of the company stock have been well below peer group averages. Moreover, the performance of the Company stock over the last year has been devastating to investors. Return on equity in 1997 was 3.7% and return on assets 0.39%--results far below industry standards of 8.0% and .80% respectively. Results for the first nine months of 1998 had deteriorated further to a ROE of 3.2% and a ROA of .36%. The company's ROE and ROA performances are in the bottom 20% of all national publicly traded thrifts. The company's stock price has, over the last year, plummeted, resulting in a negative return on investment to shareholders.

         Proponent further states that the strategy espoused by management in the 1997 Annual Report is specious and will never produce the financial goals stated. In support of this comment, proponent points out that virtually none of the financial goals specified in the 1995, 1996 or 1997 annual reports have been met.

         Proponent additionally states that management has ignored requests made by several shareholders over the last several years to engage an experienced investment banking firm to evaluate the best options available to shareholders to enhance value.

         Consequently, proponent recommends out of fairness to the shareholders of the company that the Board of Directors create a special committee to carry out this effort to maximize shareholder value and better serve the interests of all of the shareholders."

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS.

         The Board of Directors recognizes as its primary duty the maximization of stockholder value. The Board believes that the short-term solution to increasing stockholder value advocated by the above proposal, the sale of the Company, would not compensate stockholders sufficiently for the value their shares in the Company represent. The Board believes that the long-term business plan of the Company will provide stockholders the greatest value.

         We believe that the proponent's statement contains misleading information and erroneous statements. The proponent fails to point out the Company stock is trading at approximately 119% of book value, which is compared to the average of 116% for the Company's peer group based on a September 30, 1998 independent analysis. Our dividend rate, which amounts to 3.6% at the current best offer price level of $12.25 and 6.6% at the split adjusted initial public offering price of $6.67 is well above the peer group average of 2.1%. From the Company's initial public offering in December 1993 through December 1998, the Company's stock has provided investors a compounded annual return on investment, including dividends, of over 15%.

         The proponent states that the goals outlined in the Company's business plan are specious. The business plan targets and goals are aggressive but realistic and over 80% of the goals that were detailed in previous annual reports have been achieved.

* TARGETED LOAN GROWTH OF 5% TO 7% PER YEAR-Achieved 16.3% growth from the end of 1994 to the end of 1998;
* LOAN DIVERSIFICATION BY REPLACING CONVENTIONAL ONE- TO FOUR-FAMILY LOANS WITH HIGHER YIELDING INVESTMENT PROPERTY AND CONSUMER LOANS- 60% of the loan production during 1998 involved these types of loans;
* LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS RATIO OF 65% TO 75% OF ASSETS-Ratio at the end of 1998 was 77.5%;
* DEPOSIT ACCOUNT DIVERSIFICATION BY SHIFTING FROM HIGHER COST CERTIFICATES OF DEPOSIT TO CHECKING AND MONEY MARKET ACCOUNTS-Certificates currently account for less than 55% of total deposits and non-interest checking accounts have increased by 90.4% from January 1, 1997 to December 31, 1998;
*        NON-INTEREST INCOME GROWTH GOAL OF 10% PER YEAR-23% improvement during
         1998;
* HIGH DIVIDEND PAYOUT RATIO-Paid out 100% of diluted earning per share in 1998;
* STOCK REPURCHASE PROGRAMS-Completed eleven repurchase programs totaling $10.7 million and the Board of Directors recently approved the twelfth program to repurchase up to 50,000 shares;
* REDUCTION IN THE EQUITY TO ASSETS RATIO-Reduced from 22.5% at the beginning of 1994 to 10.5% at the end of 1998;
* REDUCTION IN THE RATIO OF OPERATING EXPENSES TO AVERAGE ASSETS-Reduced from 2.75% at the end of 1994 to 2.54% at the end of 1998.

         All of the above goals were designed to improve the Company's earnings per share, return on equity and return on assets.

         The proponent is wrong when he states that management has ignored requests to seek outside assistance. Management regularly reviews the Company's targets and goals with investment bankers, stock analysts and market-makers, as well as a professional economist that the Company retained on a consulting basis. Their comments and recommendations have been incorporated into the plan.

         Finally, the Board believes the Company serves an important role in our community, a role it could not adequately serve if sold to a larger financial institution. The directors and executive officers of the Company are members of our community, who understand the needs of the area and are able to tailor the Company's policies and procedures to the community. The directors and executive officers of the Company are also substantial stockholders who believe that the Company's value is increased by its reputation as an independent, community-based financial institution and the long term interests of the stockholders are best served by continuing to implement the Company's business plan.


     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST' THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

         The proposal will be approved if a majority of votes cast by the holders of shares are cast in favor of the proposal. However, the proposal is only advisory and is not binding on the Company's Board of Directors. The Board has not decided what action, if any, it will take should the proposal be approved.

                   DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received by the Company's Secretary at the Company's main office located at 100 West North Avenue, Chicago, Illinois 60610 no later than November 16, 1999. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company's proxy materials), the Company's Certificate of Incorporation and Bylaws and Delaware law. Under the proxy rules, in the event that the Company receives notice of a stockholder proposal to take action at the next annual meeting that is not submitted for inclusion in the Company' proxy materials, or is submitted for inclusion but is properly excluded from such proxy materials, the persons named in the form of proxy sent by the Company to its stockholders intend to exercise their discretion to vote on such proposal in accordance with their best judgment if notice of the proposal is not received at the main office of the Company by the Deadline (as defined below). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, the Company's Bylaws provided that if notice of a stockholder proposal to take action at the next annual meeting is not received at the main office of the Company by the Deadline, such proposal will not be recognized as a matter proper for submission to the Company stockholders and will not be eligible for presentation at such meeting. The "Deadline" means the date that is 30 days prior to the date of the next annual meeting; however, in the event that less than 40 days' notice of the date of such meeting is given or made to stockholders, the "Deadline" means the close of business on the tenth day following the day on which notice of the date of the meeting was mailed.

                                  OTHER MATTERS

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation. The Company has retained Morrow & Company to assist in the solicitation of proxies for a fee of $5,000, plus reasonable out-of-pocket expenses.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       Mary Ann Hass
                                       Chairman of the Board

Chicago, Illinois
March 15, 1999

                             NORTH BANCSHARES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1999


     The undersigned hereby appoints the Board of Directors of North Bancshares, Inc. (the "Company"), and its survivor, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Meeting") to be held at the Chicago Historical Society, located at 1601 N. Clark Street, Chicago, Illinois on April 28, 1999 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS LISTED IN
ITEM 1 BELOW, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS NAMED IN ITEM 2 BELOW AND AGAINST THE PROPOSAL SET FORTH IN ITEM 3 BELOW. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE
          NOMINEES LISTED IN ITEM 1 BELOW AND "FOR" THE RATIFICATION OF
               THE APPOINTMENT OF AUDITORS NAMED IN ITEM 2 BELOW.


1. The election as directors of all nominees listed below (except as marked to the contrary):

                    [ ] FOR                   [ ] VOTE WITHHELD

      INSTRUCTION:  TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                    LINE THROUGH THAT NOMINEE'S NAME BELOW.

      ROBERT H. RUSHER             ELMER L. HASS             FRANK J. DONATI

2. The ratification of the appointment of KPMG LLP as auditors for the Company for the fiscal year ending December 31, 1999.

            [ ] FOR                [ ] AGAINST               [ ] ABSTAIN



                                    (Continued and to be SIGNED on Reverse Side)

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE
                       PROPOSAL SET FORTH IN ITEM 3 BELOW.

3. A proposal by a stockholder of the Company concerning the creation of a special committee of the Board of Directors.

            [ ] FOR                [ ] AGAINST               [ ] ABSTAIN


     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This Proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.





Dated: ________________, 1999       ____________________________________________
                                    Signature of Stockholder

                                    Please sign exactly as your name(s)
                                    appear(s) to the left. When signing as
                                    attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE